Exhibit 99

HILLENBRAND INDUSTRIES APPOINTS BRUCE BONNEVIER VICE PRESIDENT, HUMAN
RESOURCES

BATESVILLE, IND., MAY 27, 2004 — Hillenbrand Industries, Inc. (NYSE:HB) today announced that Mr. Bruce Bonnevier has joined the organization as its Vice President, Human Resources. Mr. Bonnevier had previously been Vice President, Human Resources at Rohm and Haas’ Electronic Materials Division.

Frederick W. Rockwood, president and chief executive officer, said, “We are extraordinarily lucky to have Bruce join our organization. He is not only an excellent human resources executive, but also one whose specific skills and experience align very well with Hillenbrand’s needs. His proven international experience, extensive acquisition due diligence and integration skills, solid organizational and leadership development underpinnings, and a track record of helping to build strong management and human resources teams will be an invaluable asset to us as we continue with Hillenbrand’s transformation.”

Bruce joins Hillenbrand after spending the past 14 years at Rohm and Haas in various human resources positions. Prior to joining Rohm and Haas, he spent several years with Michelin Tire Corporation, Union Carbide Corporation and Reynolds Metals Company in Quality Assurance Management and Engineering. He holds a Ph.D in Human and Organizational Systems from The Fielding Institute, a M.S. from the University of Pennsylvania, a M.A. from Pennsylvania State University, and a B.S. in Mathematics and Statistics from Pennsylvania State University.

ABOUT HILLENBRAND INDUSTRIES INC.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. On February 13, 2004, Hillenbrand announced a definitive agreement to sell Forethought to FFS Holdings, Inc. Forethought Financial Services is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

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